SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

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|_|  Preliminary Proxy Statement          |_|  Soliciting Material Under Rule
|_|  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials


                              PHARMOS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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|X|  No fee required.
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1)   Title of each class of securities to which transaction applies:

________________________________________________________________________________
2)   Aggregate number of securities to which transaction applies:

________________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is
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

                               PHARMOS CORPORATION
                         99 Wood Avenue South, Suite 311
                                Iselin, NJ 08830
                                 (732) 452-9556

                              --------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              --------------------

      NOTICE IS HEREBY GIVEN, that the Annual Meeting of the Stockholders of Pharmos Corporation (the "Company") will be held at 10:00 AM. on July 30, 2003 at the Sheraton at Woodbridge Place, 515 Route One South, Iselin, New Jersey, 08830 (i) to elect Class I directors to serve for a one year term until the 2004 annual meeting of the stockholders, Class II directors to serve for a two year term until the 2005 annual meeting of the stockholders and Class III directors to serve for a three year term until the 2006 annual meeting of the stockholders, and in all cases until their successors are duly elected and qualified; (ii) to ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003; and (iii) to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

      The Board of Directors has fixed the close of business on June 12, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

      If you do not expect to be personally present at the Meeting, but wish your stock to be voted for the business to be transacted thereat, the Board of Directors requests that you fill in, sign and date the enclosed proxy and promptly return it by mail in the postage paid envelope provided or vote electronically or by telephone by 11:59 PM Eastern time the day prior to the Meeting.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              Haim Aviv, Ph.D.
                                              Chairman of the Board

June 30, 2003

PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. ALTERNATIVELY, YOU MAY VOTE ELECTRONICALLY OR BY TELEPHONE; DIRECTIONS FOR ELECTRONIC OR TELEPHONE VOTING ARE INCLUDED ON THE ENCLOSED PROXY.

                               PHARMOS CORPORATION
                         99 Wood Avenue South, Suite 311
                                Iselin, NJ 08830
                                 (732) 452-9556

                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 30, 2003

                                  INTRODUCTION

      The Meeting is being called to elect Class I, Class II and Class III members of the Board of Directors and to ratify the appointment of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending December 31, 2003. The Meeting will be open for the transaction of such other business as may properly come before it, although, as of the date of this proxy statement, management does not know of any other business that will come before the Meeting. If any other matters do come before the Meeting, the persons named in the enclosed form of proxy are expected to vote said proxy in accordance with their judgment on such matters.

      This proxy statement and the accompanying proxy card are first being mailed on or about June 30, 2003 to stockholders of record as of June 12, 2003. A copy of the Annual Report for the fiscal year ended December 31, 2002, which includes audited financial statements, is also included.

      The solicitation of proxies in the accompanying form is made by, and on behalf of, the Board of Directors, and the Company will bear the entire cost of such solicitation. There will be no solicitation of proxies other than by mail or personal solicitation by officers and employees of the Company, and no compensation will be paid to directors, officers or employees of the Company in connection with such services. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy material to the beneficial owners of shares held of record by such persons, and such persons will be reimbursed for reasonable expenses incurred by them. A stockholder executing the accompanying proxy has the power to revoke it at any time prior to the exercise thereof by filing with the Secretary of the
Company: (i) a duly executed proxy bearing a later date; or (ii) a written instrument revoking the proxy; (iii) voting electronically or by telephone until 11:59 PM Eastern Time on the day prior to the date of the Meeting; or (iv) by attending the Meeting and voting in person. In the event that a stockholder casts more than one proxy vote, electronically or otherwise, the latest vote received will be the vote that will be recorded.

      The presence, in person or by proxy, of the holders of one-third of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to constitute a quorum. Votes withheld from any nominee for election as a director, abstentions and broker "non-votes" are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

      The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote at the Meeting, and votes withheld will not be counted toward the achievement of a plurality. On all other matters being submitted to the stockholders, the affirmative vote of a majority of the shares present in person or represented by proxy at the Meeting and entitled to vote on such matter is required for approval. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present and voting on each matter. Broker non-votes are not considered for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of votes from which the majority is calculated.

      All materials filed by Pharmos with the Securities and Exchange Commission can be obtained at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the SEC's website at www.sec.gov. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330.

                                VOTING SECURITIES

      The Board of Directors has fixed the close of business on June 12, 2003 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting.

      As of June 12, 2003, the outstanding capital stock of the Company consisted of 71,074,747 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by him or her at the close of business on the record date.

      The shares for which the accompanying proxy is solicited will be voted in accordance with the directions given, provided that the proxy is executed and returned by the stockholder prior to the Meeting.

      The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of June 12, 2003, except as set forth in the footnotes, by (i) each person who was known by the Company to own beneficially more than 5% of any class of the Company's Stock, (ii) each of the Company's Directors and executive officers, and (iii) all current Directors and executive officers of the Company as a group. Except as otherwise noted, each person listed below has sole voting and dispositive power with respect to the shares listed next to such person's name.

                                                   Amount of Beneficial    Percentage of
Name and Address of Beneficial Ownership                      Ownership        Total (1)

Haim Aviv, Ph.D. (2)
Kiryat Weizmann
Rehovot, Israel                                               1,535,383             2.1%

David Schlachet (3)
BioCom (Management) Limited
40 Einstein Street, Ramat Aviv Tower
Tel Aviv 69102 Israel                                            53,750                *

Mony Ben Dor (3)
BioCom (Management) Limited
40 Einstein Street, Ramat Aviv Tower
Tel Aviv 69102 Israel                                            52,500                *

Georges Anthony Marcel, M.D., Ph.D. (3)
TMC Development
9, Rue de Magdebourg
77116 Paris France                                               46,250                *

Elkan R. Gamzu, Ph.D. (3)
EnERGetics
199 Wells Avenue, Suite 302
Newton, MA 02459                                                 42,500                *

Lawrence F. Marshall, M.D (3)
P.O. Box 1242
Rancho Santa Fe, CA 92067                                         7,500                *

Gad Riesenfeld (4)
Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ 08830                                                372,233                *

Robert W. Cook (5)
Pharmos Corporation
99 Wood Avenue South, Suite 311
Iselin, NJ 08830                                                237,750                *
All Directors and Executive Officers as a group
(9 persons)(6)                                                2,347,866             3.2%

----------
*     Indicates ownership of less than 1%.

(1) Based on 71,074,747 shares of Common Stock outstanding, plus each individual's currently exercisable warrants or options. Assumes that no other individual will exercise any warrants and/or options.

(2) Consists of 472,979 shares of Common Stockheld by Dr. Aviv, 276,153 shares of Common Stock held in the name of Avitek Ltd., of which Dr. Aviv is the Chairman of the Board of Directors and the principal stockholder, and, as such, shares the right to vote and dispose of such shares, and currently exercisable options and warrants to purchase 786,251 shares of Common Stock.

(3) Consists of currently exercisable options and warrants to purchase Common Stock.

(4) Consists of 17,650 shares of Common Stock and currently exercisable options and warrants to purchase 354,583 shares of Common Stock.

(5) Consists of 19,000 shares of Common Stock and currently exercisable options and warrants to purchase 218,750 shares of Common Stock.

(6) Consists of 785,782 shares of Common Stock and 1,562,084 exercisable warrants and options held by the Directors and executive officers.

                         ITEM 1 - ELECTION OF DIRECTORS

      Six Directors are to be elected at the Meeting. In October 2002, the Company's Board of Directors amended the Company's by-laws to provide for a classified Board of Directors, commencing at the next annual meeting of stockholders. The amended by-laws now provide for three classes of directors, with the initial term of the Class I directors to expire at the 2004 annual meeting, the initial term of the Class II directors to expire at the 2005 annual meeting, and the initial term of the Class III directors to expire at the 2006 annual meeting. Following the expiration of the initial term for each class, all subsequent terms will be for three year periods.

      The following persons have been nominated to serve as directors in the following classes.

          Name                                Class         Term Expiring
Haim Aviv, Ph. D.                              III               2006
Mony Ben Dor                                   III               2006
Elkan Gamzu, Ph. D.                             II               2005
Lawrence F. Marshall, M.D.                      II               2005
David Schlachet                                 I                2004
Georges Anthony Marcel, M.D., Ph. D.            I                2004

      The election of Directors requires the affirmative vote of a plurality of shares cast of Common Stock voting together present or represented at a meeting at which a quorum (one-third (1/3) of the outstanding shares of Common Stock) is present or represented. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present. It is the intention of the persons named in the accompanying proxy form to vote FOR the election of the six persons named in the table below as Directors of the Company, unless authority to do so is withheld. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for Director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy form have the right to use their discretion to vote for a substitute.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES.

      The following table sets forth the name, age and position of each Director standing for election at the Meeting and each executive officer:

Name                                   Age       Position
----                                   ---       --------
Haim Aviv, Ph.D.                        63       Chairman, Chief Executive Officer, Chief Scientist

David Schlachet                         57       Director

Mony Ben Dor                            57       Director

Georges Anthony Marcel, M.D., Ph.D.     62       Director

Elkan R. Gamzu, Ph.D.                   60       Director

Lawrence F. Marshall, M.D.              59       Director

Gad Riesenfeld, Ph.D.                   59       President, Chief Operating Officer

Robert W. Cook                          48       Executive Vice President, Chief Financial Officer

Haim Aviv, Ph.D., has been Chairman, Chief Executive Officer, Chief Scientist and a Director of the Company since its inception. In 1990, he co-founded Pharmos Corporation, a New York corporation ("Old Pharmos"), which merged into the Company in October 1992 (the "Merger"). Dr. Aviv also served as Chairman, Chief Executive Officer, Chief Scientist and a Director of Old Pharmos prior to the Merger. Dr. Aviv was the co-founder in 1980 of Bio-Technology General Corp. ("BTG"), a publicly-traded company engaged in the development of products using recombinant DNA, its General Manager and Chief Scientist from 1980 to 1985, and a Director and Senior Scientific Consultant until August 1993. Prior to that time, Dr. Aviv was a professor of molecular biology at the Weizmann Institute of Science. Dr. Aviv is the principal stockholder of Avitek Ltd. Avitek Ltd. is a stockholder of the Company. Dr. Aviv is also an officer and/or significant stockholder of several privately held Israeli biopharmaceutical and venture capital companies. Dr. Aviv is a member of the Board of Directors of Ben Gurion University at Beer-Sheva, Israel and Yeda Ltd. at the Weizmann Institute, Rehovot, Israel. Dr. Aviv holds a Ph.D. from the Weizmann Institute of Science.

David Schlachet, a Director of the Company since December 1994, served as the Chairman of Elite Industries Ltd. from July 1997 until June 2000. From January 1996 to June 1997, Mr. Schlachet served as the Vice President of the Strauss Group and Chief Executive Officer of Strauss Holdings Ltd, one of Israel's largest privately owned food manufacturers. He was Vice President of Finance and Administration at the Weizmann Institute of Science in Rehovot, Israel from 1990 to December 1995, and was responsible for the Institute's administration and financial activities, including personnel, budget and finance, funding, investments, acquisitions and collaboration with the industrial and business communities. From 1989 to 1990, Mr. Schlachet was President and Chief Executive Officer of YEDA Research and Development Co. Ltd., a marketing and licensing company at the Weizmann Institute of Science. Mr. Schlachet currently serves as Chairman of Harel Capital Markets (Israeli broker, underwriter and asset management firm) and as a Director of Israel Discount Bank Ltd., Hapoalim Capital Markets Ltd, Teldor Ltd. (software and computer company), Proseed Ltd., a Venture Capital investment company, Compugen Ltd. and Taya Investment Company Ltd., and also serves as Managing Partner in Biocom, a V.C. Fund in the field of Life Science.

Mony Ben Dor, a director of the Company since September 1997, has been managing partner of Biocom, a V.C Fund in the field of Life Science since April 2000. Prior to that he was Vice President of the Israel Corporation Ltd. from May 1997, and Chairman of two publicly traded subsidiaries: H.L. Finance and Leasing and Albany Bonded International Trade. He was also a Director of a number of subsidiary companies such as Israel Chemicals Ltd., Zim Shipping Lines, and Tower Semi Conductors. From 1992-1997 Mr. Ben Dor was Vice President of Business Development for Clal Industries Limited, which is one of the leading investment groups in Israel. He was actively involved in the acquisition of pharmaceutical companies, including Pharmaceutical Resources Inc., Finetech Ltd. and BioDar Ltd. He served as a director representing Clal Industries in all of the acquired companies as well as other companies of Clal Industries. Prior to his position at Clal Industries, Mr. Ben Dor served as Business Executive at the Eisenberg Group of companies.

Georges Anthony Marcel, M.D., Ph.D., a Director of the Company since September 1998, is President and Chairman of TMC Development S.A., a biopharmaceutical consulting firm based in Paris, France. Prior to founding TMC Development in 1992, Dr. Marcel held a number of senior executive positions in the pharmaceutical industry, including Chief Executive Officer of Amgen's French subsidiary, Vice President of Marketing for Rhone-Poulenc Sante and Director of Development for Roussel-Uclaf. Dr. Marcel is a member of the Board of Directors of Hybridon, Inc., and of the Scientific Advisory Board of the Swiss Corporation TECAN Ltd. Dr. Marcel teaches biotechnology industrial issues and European regulatory affairs at the Faculties of Pharmacy of Paris and Lille as well as at Versailles Law School. Dr. Marcel is also a member of the Gene Therapy Advisory Committee at the French Medicines Agency.

Elkan R. Gamzu, Ph.D., a Director of the Company since February 2000, is a consultant to the biotechnology and pharmaceutical industries and a Principal of the due diligence company BioPharmAnanlysis, LLC. Prior to becoming a consultant, Dr. Gamzu held a number of senior executive positions in the biotechnology and pharmaceutical industries, including President and Chief Executive Officer of Cambridge Neuroscience, Inc. from 1994 until 1998. Dr. Gamzu also served as President and Chief Operating Officer and Vice President of Development for Cambridge Neuroscience, Inc. from 1989 to 1994. Previously, Dr. Gamzu held a variety of senior positions with Warner-Lambert and Hoffmann-La Roche, Inc. In 2001 and 2002, Dr. Gamzu was part-time Interim VP, Development Product Leadership for Millennium Pharmaceuticals, Inc. Dr. Gamzu is a member of the Board of Directors of three other biotechnology companies: the publicly traded XTL Biopharmaceuticals Ltd. and the privately held biotechnology companies Neurotech S.A. of Paris, France and Hypnion, Inc. of Worcester, MA. He recently joined the Board of Clal Biotechnology Industries, Ltd., an Isreal-based Holding Company.

Lawrence F. Marshall, M.D., a Director of the Company since June 2002 and an internationally recognized neurosurgeon and opinion leader in the field, is currently Professor and Chair of the Division of Neurological Surgery at the University of California, San Diego Medical Center. Dr. Marshall's 30-year career as a scientist and neurosurgeon has been at the forefront in the search for new and better treatment measures to improve patient outcome. He has been principal investigator or co-investigator in over two dozen preclinical and clinical trials primarily relating to head and spinal cord injury, including projects funded by the National Institutes of Health, the Insurance Institute for Highway Safety, and several large pharmaceutical companies. Results of research undertaken by Dr. Marshall, which cover a wide range of issues related to TBI and other conditions of the brain, have been published in dozens of scientific journals. Among the numerous board, committee, editorial and other positions Dr. Marshall has held or holds are board and committee memberships with the American Brain Injury Consortium, the National Head Injury Foundation, the American Association of Neurological Surgeons and the Congress of Neurological Surgeons. Dr. Marshall is the recipient of many distinguished medical prizes and awards.

Gad Riesenfeld, Ph.D., was named President in February 1997, and has served as Chief Operating Officer since March 1995. He served as Executive Vice President from December 1994 to February 1997, Vice President of Corporate Development and General Manager of Florida Operations from October 1992 to December 1994, and was employed by Pharmos from March 1992 until the Merger. Prior thereto, he was engaged in a variety of pharmaceutical and biotechnology business activities relating to the commercialization of intellectual property, primarily in the pharmaceutical and medical fields. From March 1990 through May 1991 Dr. Riesenfeld was a Managing Director of Kamapharm Ltd., a private company specializing in human blood products. Prior thereto, from May 1986, he was Managing Director of Galisar Ltd., a pharmaceutical company involved in extracorporeal blood therapy. Dr. Riesenfeld holds a Ph.D. from the Hebrew University of Jerusalem and held a scientist position, as a post doctorate, at the Cedars Sinai Medical Center in Los Angeles, California.

Robert W. Cook was elected Vice President Finance and Chief Financial Officer of Pharmos in January 1998 and became Executive Vice President in February 2001. From May 1995 until his appointment as the Company's Chief Financial Officer, he was a vice president in GE Capital's commercial finance subsidiary, based in New York. From 1977 until 1995, Mr. Cook held a variety of corporate finance and capital markets positions at The Chase Manhattan Bank, both in the U.S. and in several overseas locations. He was named a managing director of Chase in January 1986. Mr. Cook holds a degree in international finance from The American University, Washington, D.C.

                   BOARD OF DIRECTORS MEETINGS AND COMMITTEES

      During the 2002 fiscal year, the Board of Directors met three times and acted by unanimous written consent two times. Lawrence Marshall joined the Board in May 2002. Each person who served as a director in 2002 attended in excess of 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during 2002 and (ii) the total number of meetings held during 2002 by each committee of the Board of Directors on which such director served.

      The members of the Audit Committee are David Schlachet, Elkan Gamzu and Georges Anthony Marcel. The Audit Committee met three times during 2002. All three members of the Audit Committee attended each meeting.

      The primary purpose of the Audit Committee is to assist our board of directors in overseeing the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee also reviews the policies and procedures adopted by the Company to fulfill its responsibilities regarding the fair and accurate presentation of financial statements in accordance with generally accepted accounting principles. The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent auditors. Additionally, the Audit Committee must preapprove all audit and non-audit services performed by the Company's independent auditors. The members of our audit committee are "independent" as that term is defined in Rule 4200(a)(14) of the Listing Standards of the National Association of Securities Dealers. The Board of Directors has adopted a written charter for the Audit Committee.

      The members of the Compensation and Stock Option Committee are Mony Ben Dor, Elkan Gamzu and Lawrence Marshall. Dr. Gamzu became a member of the Committee in February 2002 and Dr. Marshall became a member of the committee in October 2002. The Compensation and Stock Option Committee met once during 2002, with both then-current members in attendance, and took action by unanimous written consent on one occasion. The Compensation and Stock Option Committee has the full power and authority to interpret the provisions and supervise the administration of the Company's stock option plans and to grant options outside of these plans and the authority to review all matters relating to personnel of the Company.

      The Board of Directors does not have a standing nominating committee.

                            AUDIT COMMITTEE REPORT*

      The Audit Committee is directly responsible for, among other things, the appointment, compensation, retention and oversight of the Company's independent auditors. Additionally, the Audit Committee must preapprove all audit and non-audit services performed by the Company's independent auditors. Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company's independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing those financial statements. However, the members of the Audit Committee are not professionally engaged in the practice of accounting or auditing and their functions are not intended to duplicate or to certify the activities of management and the

----------
* The material in this report is not soliciting material, is not deemed filed with the SEC, and is not incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filing.

independent auditors. Rather, we rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors.

      The Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management.

2. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

3. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence from the Company. When considering PricewaterhouseCoopers LLP's independence, the Audit Committee considered whether their provision of services to the Company beyond those rendered in connection with their audit and review of the Company's consolidated financial statements was compatible with maintaining their independence. The Audit Committee also has reviewed, among other things, the amount of fees paid to PricewaterhouseCoopers LLP for audit and non-audit services.

4. Based on the reviews and discussions referred to in paragraphs (1) through
(3) above, the Audit Committee recommended to the Company's Board of Directors the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2002, which was filed with the Securities and Exchange Commission on March 31, 2003.

                                 Submitted by the Members of the Audit Committee

                                 David Schlachet
                                 Elkan Gamzu, Ph.D.
                                 Georges Anthony Marcel, M.D., Ph.D.

                           SUMMARY COMPENSATION TABLE

                              Annual Compensation                              Long Term Compensation
                              -------------------                              ----------------------
                                                                                            Stock
Name/                                                                          Restricted   Underlying
Principal Position             Year      Salary        Bonus      Other        Stock        Options
------------------             ----      ------        -----      -----        -----        -------

Haim Aviv, Ph.D.               2002     $281,400     $100,000    $27,892(3)                 150,000
Chairman, Chief Executive      2001     $268,000     $ 80,000    $ 2,844(1)                 100,000
  Officer, Chief Scientist     2000     $244,662     $ 74,044    $ 2,925(1)                 100,000

Gad Riesenfeld, Ph.D.          2002     $255,157     $ 80,000    $74,924(2)                 100,000
President and Chief            2001     $209,790     $ 42,000    $56,556(2)                  50,000
  Operating Officer            2000     $194,250     $ 20,000    $71,125(2)                  60,000

Robert W. Cook                 2002     $222,264     $ 75,000    $15,338(3)                  80,000
Executive Vice President,      2001     $198,450     $ 40,000    $15,338(3)                  40,000
  Chief Financial Officer      2000     $183,750     $ 40,000    $ 4,800(1)                  45,000

(1)   Consists of car allowance and car expenses.

(2) Consists of housing allowance, contributions to insurance premiums, and car allowance.

(3) Consists of contributions to insurance premiums, car allowance and car expenses.

      The following tables set forth information with respect to the named executive officers concerning the grant, repricing and exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year.

               OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 2002:

                        Common Stock   % of Total
                        Underlying     Options       Exercise
                        Options        Granted to    Price         Expiration
                        Granted        Employees     per Share     Date
                        -------        ---------     ---------     ----

Haim Aviv, Ph.D.         150,000          20.9%        $1.90       March 5, 2012

Gad Riesenfeld, Ph.D.    100,000          13.2%        $1.90       March 5, 2012

Robert W. Cook            80,000          11.2%        $1.90       March 5, 2012

        AGGREGATED OPTION EXERCISES FOR THE YEAR ENDED DECEMBER 31, 2002
                   AND OPTION VALUES AS OF DECEMBER 31, 2002:

                                                         Number of                 Value of Unexercised
                                                    Unexercised Options            In-the-Money Options
                       Number of                   at December 31, 2002            at December 31, 2002
                       Shares                      --------------------            --------------------
                       Acquired on   Value
Name                   Exercise      Realized   Exercisable   Unexercisable    Exercisable   Unexercisable
----                   --------      --------   -----------   -------------    -----------   -------------

Haim Aviv,  Ph.D.          0             0        423,126        291,250            0              0

Gad Riesenfeld, Ph.D.      0             0        239,333        180,000            0              0

Robert W. Cook             0             0        162,500        142,500            0              0

                REPORT OF COMPENSATION AND STOCK OPTION COMMITTEE

      The following report of the Compensation Committee is provided solely to the stockholders of the Company pursuant to the requirements of Schedule 14A promulgated under the Securities Exchange Act of 1934, and shall not be deemed to be "filed" with the Securities and Exchange Commission for the purpose of establishing statutory liability. This Report shall not be deemed to be incorporated by reference in any document previously or subsequently filed with the Securities and Exchange Commission that incorporates by reference all or any portion of this Proxy Statement.

General Executive Compensation Policy

      The Compensation and Stock Option Committee of the Board of Directors establishes the general compensation policies of the Company, the compensation plans and specific compensation levels for executive officers, and administers the Company's 2001 Employee Stock Purchase Plan, as well as the 2000, 1997 and 1992 Incentive and Non-Qualified Stock Option Plans. The Compensation and Stock Option Committee is composed of two independent, non-employee Directors who have no interlocking relationships as defined by the Securities and Exchange Commission other than as described below (see "Compensation Committee Interlocks and Insider Participation").

      The Compensation and Stock Option Committee, being responsible for overseeing and approving executive compensation and grants of stock options, is in a position to appropriately balance the current cash compensation considerations with the longer-range incentive-oriented growth outlook associated with stock options. The main objectives of the Company's compensation structure include rewarding individuals for their respective contributions to the Company's performance, establishing executive officers with a stake in the long-term success of the Company and providing compensation policies that will attract and retain qualified executive personnel.

      The Compensation and Stock Option Committee uses no set formulas and may accord different weight to different factors for each executive. The Committee looks toward the progress of the Company's research and development programs and its clinical programs, its ability to gain support for those programs, either internally or externally, its ability to attract, motivate and retain talented employees and its ability to secure capital sufficient for its product development to achieve rapid and effective commercialization as may be practicable.

      The Compensation and Stock Option Committee believes that the chief executive officer's (CEO) compensation should be heavily influenced by Company performance. Although Dr. Aviv's existing agreement with the Company (see "Employment/Consulting Contracts/Directors' Compensation") provides for a base level of compensation, the Committee determines the appropriate level of bonuses and increases, if any, based in large part on Company performance. The Committee also considers the salaries of CEOs of comparably-sized companies and their performance. Stock options are granted to the CEO, as to other executives, primarily based on the executive's ability to influence the Company's long-term growth.

      The Compensation and Stock Option Committee has adopted similar policies with respect to compensation of other officers of the Company. The Committee establishes base salaries that are within the range of salaries for persons holding positions of similar responsibility at other companies. In addition, the Committee considers factors such as relative Company performance, the executive's past performance and future potential in establishing the base salaries of executive officers.

      As with the CEO, the number of options granted to the other officers is determined by the subjective evaluation of the executive's ability to influence the Company's long-term growth. All options are granted at no less than the current market price. Since the value of an option bears a direct relationship to the Company's stock price, it is an effective incentive for managers to create value for stockholders. The Committee therefore views stock options as an important component of its long-term, performance-based compensation philosophy.

Chief Executive Officer Compensation

      Based on the Company's need to maintain and conserve cash, and at the same time to continue to reward management for future performance, the Compensation and Stock Option Committee in February 2003 determined to award Dr. Aviv a cash bonus for 2002 of $50,000 (down from a $100,000 bonus for 2001), not to change the base compensation paid to him by the Company and its Israeli subsidiary from its 2001 current level of $281,400, and to grant to him under the Company's 2000 Stock Plan 187,500 Incentive Stock Options (an increase from 150,000 in 2001), with 25% vesting on the first anniversary of the date of grant and the remainder vesting in twelve equal quarterly installments over the next three years, and exercisable at the fair market value of the Company's Common Stock as of the date of grant.

      The Company under Dr. Haim Aviv is continuing its progress as a drug discovery company and approaching the commercialization stages for its neuro-pharmaceutical products.

                                           Members of the Compensation and Stock
                                           Option Committee

                                           Mony Ben Dor
                                           Lawrence F. Marshall, M.D.
                                           Elkan Gamzu, Ph.D.

             EMPLOYMENT/CONSULTING CONTRACTS/DIRECTORS' COMPENSATION

      Haim Aviv, Ph.D. In April 2001, the Compensation and Stock Option Committee of the Board of Directors recommended, and the Board approved, a one-year employment/ consulting agreement for Dr. Aviv, as Chairman of the Board and Chief Executive Officer of the Company. Dr. Aviv has agreed to devote a majority of his business time to the Company and to Pharmos Ltd. The agreement provides for automatic one year renewals unless either the Company terminates the agreement at least 180 days prior to the scheduled expiration date during for the initial one year term (and 90 days for subsequent terms) or Dr. Aviv terminates the agreement at least 60 days prior to the scheduled expiration date. Dr. Aviv's base compensation for 2002 was $281,400, allocated between the Company and Pharmos Ltd., and has remained at that level for 2003. The Company also agreed to make available for Dr. Aviv's benefit following his death, termination of employment for disability or retirement at the age of at least 62 an amount equal to the cost of insurance premiums the Company would otherwise have incurred to obtain and maintain a "split-dollar" life insurance policy on his life (approximately $10,000 per year, accruing interest at 8% per year). In addition, the Company agreed to pay, in lieu of contributing to other benefits plans on his behalf, an amount equal to an aggregate of approximately 21% of his base compensation toward the "Management Insurance Scheme" managed by the government of Israel for members of management of Israeli companies.

      Dr. Aviv's employment agreement also provides that if his employment is terminated within one year following a "change of control," he will receive severance pay of 18 months of base salary for the then-current year, accelerated vesting of all unvested stock options and extended exercisability of all stock options until their respective expiration dates. A "change of control" involves an acquisition of at least 50% of the voting power of the Company's securities, a change in at least 51% of the composition of the current Board of Directors, or approval by the Board of Directors or stockholders of the Company of a transaction where such change of voting control or composition of the Board would occur, where the Company would be liquidated or where all or substantially all of its assets would be sold.

      If Dr. Aviv's employment is terminated by the Company, after notice, other than for a change in control, death, disability or for "cause," as defined in his employment agreement, or if he terminates his employment within one year of a change in control or otherwise for "good reason," as defined in his employment agreement, he will receive severance pay of 12 months of base salary for the then-current year, accelerated vesting of all unvested stock options and extended exercisability of all stock options until their respective expiration dates.

      The employment agreement also contains customary confidentiality and non-competition undertakings by Dr. Aviv.

      Gad Riesenfeld, Ph.D. In April 2001, the Compensation and Stock Option Committee of the Board of Directors recommended, and the Board approved, a renewable one year employment agreement for Dr. Riesenfeld, as full-time President and Chief Operating Officer of the Company. Dr. Riesenfeld's base compensation for 2002 was $234,965, and has remained at that level for 2003. In 2002, Dr. Riesenfeld was paid $20,192 of accrued vacation.

      The other provisions of Dr. Riesenfeld's employment agreement relating to benefits, severance arrangements and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv's employment agreement, as described above, except that the Company's contribution to the "Management Insurance Scheme" on Dr. Riesenfeld's behalf is approximately 16%. In addition, the Compensation Committee and the Board of Directors in April 2001 also authorized an amendment to Dr. Riesenfeld's employment agreement to provide that if the Company hires a new Chief Executive Officer, Dr. Riesenfeld will be awarded, at the time of commencement of employment, a one-time stock option grant equal to the highest grant he received during the previous three years, in addition to his annual stock option awards. In addition, any termination by the Company within 12 months after such commencement of employment will require 180 days' prior written notice to Dr. Riesenfeld and will entitle him to severance pay equal to 12 months of base salary. In such circumstances, any resignation by Dr. Riesenfeld within 12 months thereafter, other than for "good reason" (as defined in his employment agreement) will require 90 days' prior written notice by Dr. Riesenfeld and will entitle him to 12 months of base salary. The amendment to his employment agreement also provides that Dr. Riesenfeld will act as an unpaid consultant to the Company for a one year period following any such termination or resignation.

      Robert W. Cook. In April 2001, the Compensation and Stock Option Committee of the Board of Directors recommended, and the Board approved, a renewable one year employment agreement for Mr. Cook, as full-time Vice President Finance and Chief Operating Officer of the Company. Mr. Cook's base compensation for 2002 was $222,264, and has remained at that level for 2003.

      The other provisions of Mr. Cook's employment agreement relating to benefits, severance arrangements and confidentiality and non-competition obligations are substantially similar to the those included in Dr. Aviv's employment agreement, as described above, except that Mr. Cook does not participate in the "Management Insurance Scheme" of the Company's Israeli subsidiary, and that in lieu of investing life insurance premiums for his benefit, the Company has actually obtained a $500,000 "split-dollar" life insurance policy for the benefit of Mr. Cook.

      Elkan R. Gamzu, Ph.D. In January 2000, the Company entered into a consulting agreement, which expired in January 2003, with Dr. Gamzu pursuant to which Dr. Gamzu provided certain assistance and consulting services to the Company as and when needed. The agreement provided for compensation on a per diem basis in connection with the provision of such assistance and consulting services at the rate of $3,000 per day. In 2002, the Company paid $12,533 to Dr. Gamzu pursuant to the consulting agreement.

      Georges Anthony Marcel, M.D. In June 1998, the Company entered into a consulting agreement, which expired in April 2003, with Dr. Marcel pursuant to which Dr. Marcel provided certain assistance and consulting services to the Company as and when needed. In 2002, the Company paid $38,791 to Dr. Marcel pursuant to the consulting agreement.

Directors' Compensation

      In March 2002, the Board of Directors of the Company adopted a compensation policy with respect to outside members of the Board. Specifically, the board approved:

Cash Compensation:

      1) Two payments of $2,500 each per annum, the first due on January 1, and the second immediately after the earlier of the director's initial appointment to the board or election by the shareholders; and

      2) $1,000 per each board or committee meeting attended in person or by conference call; no payment for a committee meeting if it occurs on the same day as the board meeting.

Stock Compensation:

      1) An initial grant of 30,000 options, awardable on the earlier of the director's initial appointment to the board or election by the shareholders; and

      2) 20,000 options annually thereafter, awardable on the earlier of the date of the director's re-election by the shareholders or the date on which a general option grant is made by the Company for its key employees and directors; and

      3) Special, one-time awards may be granted for attaining certain corporate achievements at the recommendation of the Chairman.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The members of the Compensation and Stock Option Committee are Mony Ben Dor, Lawrence Marshall, and Elkan Gamzu. There were no interlocks on the Compensation and Stock Option Committee in 2002.

                                PERFORMANCE GRAPH

      The following graph compares the Company's cumulative stockholder's return for the five year period ended December 31, 2002 with the cumulative total return of the NASDAQ Equity Market Index and the NASDAQ Pharmaceuticals Index over the same period.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

 [THE FOLLOWING TABLE WAS REPRESENTED AS A LINE GRAPH IN THE PRINTED MATERIAL]

                          1997     1998     1999      2000      2001      2002
                          ----     ----     ----      ----      ----      ----

Nasdaq Composite          100.00   138.48   258.17    156.02    123.05    84.67

Nasdaq Pharmaceuticals    100.00   126.94   239.34    298.54    254.43    164.39

Pharmos Corporation       100.00   85.01    114.99    85.01     125.33    56.00

                              CERTAIN TRANSACTIONS

      In January 2000, the Company entered into a consulting agreement, which expired in January 2003, with one of its Directors, Dr. Elkan Gamzu pursuant to which Dr. Gamzu provided certain assistance and consulting services to the Company as and when needed. The agreement provided for compensation on a per diem basis in connection with the provision of such assistance and consulting services at the rate of $3,000 per day. In 2002, the Company paid $12,533 to Dr. Gamzu pursuant to the consulting agreement.

      In June 1998, the Company also entered into a consulting agreement, which expired in April 2003, with another Director, Dr. Georges Anthony Marcel pursuant to which Dr. Marcel provided certain assistance and consulting services to the Company as and when needed. In 2002, the Company paid $38,791 to Dr. Marcel pursuant to the consulting agreement.

      In December 2001, the Company's Pharmos Ltd. subsidiary renewed a License Agreement with Herbamed, Ltd., a company controlled by Dr. Haim Aviv, the Company's Chairman and Chief Executive Officer. The License Agreement, originally entered into in May 1997, licenses to Herbamed the Company's patent rights for the oral delivery of lipophilic substances in the limited field of nutraceuticals, which include food and dietary supplements, food additives, vitamins and herbs. Under the terms of the revised License Agreement, Herbamed will pay to Pharmos Ltd. royalties of 6% on net sales of up to $20 million, 5% on net sales between $20 million and $50 million and 4% on net sales in excess of $50 million. The Company recognized royalties from Herbamed of a non-material amount during the quarter ended March 31, 2003.

      Neither the Company nor its Pharmos Ltd. subsidiary is involved in the field of nutraceuticals generally, and specifically in developing improved oral delivery of nutraceuticals. Pharmos Ltd., therefore, licensed its technology in this narrow non-pharmaceutical field of use to Herbamed as a way of seeking to benefit from a potential stream of royalty payments without having to devote any resources to the development of an application it otherwise would not have pursued. In addition, if the technology proves to be successful for the delivery of nutraceuticals, Pharmos hopes that it could be able to interest potential strategic partners in licensing the technology for pharmaceuticals applications.

      Dr. Aviv was not involved with either party in negotiating the terms of the License Agreement with Herbamed. Pharmos Ltd. concluded that the royalty rates and other terms of the License Agreement are commercially reasonable to it, and the License Agreement was ratified by the Board of the Company.

                               SECTION 16 FILINGS

      No person who, during the fiscal year ended December 31, 2002, was a director, officer or beneficial owner of more than ten percent of the Company's Common Stock (a "Reporting Person"), failed to file on a timely basis, reports required by Section 16 of the Securities Exchange Act of 1934 (the "Act") during the most recent fiscal year. The foregoing is based solely upon a review by the Company of Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(d) under the Act, and Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and any representation received by the Company from any reporting person that no Form 5 is required.

           ITEM 2 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Audit Committee has selected PricewaterhouseCoopers LLP ("PricewaterhouseCoopers") as the Company's independent auditors for the fiscal year ending December 31, 2003, and our Board of Directors has directed that management submit the selection of independent auditors for ratification by the stockholders at the Meeting. PricewaterhouseCoopers has audited the financial statements of the Company and its predecessors for more than ten years and has advised the Company that it does not have any material financial interests in, or any connection with (other than as independent auditors, tax advisors and management consultants), the Company.

                                   AUDIT FEES

      Aggregate fees for professional services rendered by PricewaterhouseCoopers in connection with its audit of the Company's consolidated financial statements as of and for the years ended December 31, 2002, and 2001 and its reviews of the Company's unaudited condensed consolidated interim financial statements were $118 thousand and $106 thousand, respectively.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

      During the year ended December 31, 2002, PricewaterhouseCoopers rendered no professional services to the Company in connection with the design and implementation of financial information systems.

                                 ALL OTHER FEES

      In addition to the fees described above, aggregate fees of $114 thousand and $29 thousand were billed by PricewaterhouseCoopers during the year ended December 31, 2002 and 2001, respectively, primarily for the following professional services (in thousands):

                                                              2002      2001
                                                              ----      ----
      Audit-related services (a)                               $99       $29
      Income tax compliance and related tax services           $15       $ 0

      (a) SEC consultation and filing

      PricewaterhouseCoopers is expected to be present at the Meeting and will have the opportunity to make a statement, if they desire to do so, and they are expected to be available to respond to appropriate questions.

      Stockholder ratification of the selection of PricewaterhouseCoopers as the Company's independent auditors is not required by the Bylaws or otherwise. However, the Board is submitting the selection of PriceWaterhouseCoopers to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee or the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee or the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee or the Board determines that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the selection of PricewaterhouseCoopers.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2003 (ITEM 2 ON THE ENCLOSED PROXY CARD).

         STOCKHOLDERS' PROPOSALS FOR 2004 ANNUAL MEETING OF STOCKHOLDERS

      Proposals which stockholders intend to present at the 2004 annual meeting of stockholders must be received by the Company by April 1, 2004 to be eligible for inclusion in the proxy material for that meeting.

                           ANNUAL REPORT ON FORM 10-K

      Upon sending a written request to Pharmos Corporation, 99 Wood Avenue South, Suite 311, Iselin, NJ 08830, Attention: President, stockholders may obtain, free of charge, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and any amendments thereto, as filed with the Securities and Exchange Commission.

                                  OTHER MATTERS

      As of the date of this Proxy Statement, the only business which management expects to be considered at the Meeting is the election of Directors, and ratification of the selection of PricewaterhouseCoopers LLP as the Company's auditors. If any other matters come before the meeting, the persons named in the enclosed form of proxy are expected to vote the proxy in accordance with their best judgment on such matters.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              HAIM AVIV, PH.D.
                                              Chairman of the Board

Dated: June 30, 2003